EXHIBIT 99.1

UFP Technologies Announces Record 2019 Results

NEWBURYPORT, Mass., March 04, 2020 (GLOBE NEWSWIRE) -- UFP Technologies, Inc.  (Nasdaq: UFPT), an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market, today reported net income of $19.8 million or $2.63 per diluted common share outstanding for its year ended December 31, 2019, compared to net income of $14.3 million or $1.93 per diluted common share outstanding for 2018.  Sales for 2019 were $198.4 million compared to 2018 sales of $190.5 million.  For its fourth quarter ended December 31, 2019, the Company reported net income of $5.8 million or $0.77 per diluted common share outstanding, compared to net income of $4.4 million or $0.59 per diluted common share outstanding in the same period of 2018.  Sales for the fourth quarter 2019 were $50.3 million versus 2018 fourth quarter sales of $50.7 million.

"I am pleased with our 2019 results and continued progress executing our strategic plan," said Chairman & CEO R. Jeffrey Bailly.  "Revenues rose 4% to $198.4 million, operating income increased 26% to $24.7 million, and net income grew 38% to $19.8 million. This greater bottom line growth is due to continued improvements in our operating efficiency and the shift in our book of business toward higher-margin, longer-run medical opportunities.”

"Our medical sales increased 16.9% to $128.9 million, and now represent 65% of our business," Bailly said.  "We also experienced modest growth in our aerospace & defense business, where we still see high-margin opportunities, but posted declines in other segments where we are culling out lower-margin, less strategic programs.”

"Our 2018 Dielectrics acquisition continues to perform well," Bailly added.  "We integrated this business further into UFP by launching a duplicate manufacturing line in a UFP medical facility for one of our fastest-growing Dielectrics programs.  This enabled us to increase capacity to meet the rising demand, transfer know-how from Dielectrics to UFP, provide a backup manufacturing location for our customers, and free up space for new programs at our Dielectrics facility. We also paid off the balance of the $56 million we borrowed to purchase Dielectrics, a testament to the quality of the acquisition and the value created by combining these two businesses. Now we again have ample borrowing capacity to finance future acquisitions."

"Looking ahead, we are focused on continuing to grow our medical business, both organically and through acquisition, to increase the value we bring to our customers,” Bailly said. “Although we did experience a slowdown in demand in certain segments at the end of 2019, we expect this to be short-term in nature.  Given our very healthy pipeline of growth opportunities, both internal and through acquisition, we remain very bullish about our future."

Financial Highlights:

  Sales grew 4.2% for the year ended December 31, 2019.  Sales declined 0.9% for the fourth quarter of 2019.
  For the year and fourth quarter ended December 31, 2019, sales to the medical market grew 16.9% and 18.6%, respectively.  For the same periods, sales to the aerospace & defense market increased 4.9% and declined 22.9%, respectively, while sales to the automotive market declined 0.1% and 13.5%, respectively.  All other sales (consumer, electronics and industrial) declined 24.1% and 34.5% for the same periods, respectively.
  Gross profit as a percentage of sales (gross margin) grew to 27.2% in the year ended December 31, 2019, up from 25.4% in 2018.  Gross margin for the fourth quarter of 2019 grew to 27.4% from 25.1% in 2018.
  Selling, general and administrative expenses (“SG&A”) as a percentage of sales increased to 14.7% for the year ended December 31, 2019 from 14.5% in 2018.  SG&A as a percentage of sales decreased to 14.0% for the fourth quarter of 2019, from 14.2% in the same period of 2018.
  Operating income for the year ended December 31, 2019 grew 26.0% to $24.7 million from $19.6 million in 2018.   Operating income for the fourth quarter of 2019 grew 22.8% to $6.7 million, from $5.5 million in the same period of 2018.
  Net income for the year ended December 31, 2019 grew 38.0% to $19.8 million from $14.3 million in 2018.  Net income for the fourth quarter of 2019 grew 31.0% to $5.8 million from $4.4 million in the same period of 2018.

The Company is an innovative designer and custom manufacturer of components, subassemblies, products, and packaging utilizing highly specialized foams, films, and plastics primarily for the medical market.  The Company manufactures its products by converting raw materials using laminating, molding, radio frequency and impulse welding, and fabricating manufacturing techniques.  The Company is diversified by also providing highly-engineered products and components to customers in the aerospace & defense, automotive, consumer, electronics, and industrial markets.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Such statements include, but are not limited to, statements regarding the Company's acquisition and integration of Dielectrics and the synergies, customer opportunities and other benefits anticipated in connection with the Dielectrics business and products, statements about the Company’s acquisition strategies and opportunities and the Company’s growth potential and strategies for growth, statements regarding anticipated trends in the different markets in which the Company competes and expectations about shifting the Company’s book of business to higher-margin opportunities, expectations regarding the duration and extent of slowdowns in demand in certain segments, expectations regarding customer demand, anticipated advantages the Company expects to realize from its investments and capital expenditures, expectations regarding the Company’s manufacturing capacity, operating efficiencies, and new manufacturing line, expectations regarding the Company’s liquidity, statements about the Company’s participation and growth in multiple markets, its business opportunities, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales, earnings and earnings per share or sales, earnings and earnings per share growth rates. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, risks and uncertainties associated with the Company's acquisition and integration of Dielectrics, risks associated with the effect of the acquisition of Dielectrics on the Company's earnings, risks associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions, the financing of such acquisitions and the integration of any acquisition candidates, risks associated with increasing manufacturing capacity and efficiencies, and new production equipment of the Company, risks associated with efforts to shift the Company’s book of business to higher-margin opportunities, risks associated with slowdowns in demand, risks and uncertainties associated with the anticipated growth of the Company’s business and increases to sales, earnings and earnings per share, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income
(in thousands, except per share data, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net sales	$50,261	$50,697	$198,381	$190,455
Cost of sales	36,490	37,991	144,422	142,147
Gross profit	13,771	12,706	53,959	48,308
SG&A	7,025	7,208	29,251	27,654
Acquisition costs	-	-	-	1,089
Loss (gain) on sale of fixed assets	-	4	-	(47)
Operating income	6,746	5,494	24,708	19,612
Interest expense, net	(84)	(285)	(674)	(1,273)
Other income (expense)	73	(73)	(388)	64
Income before income taxes	6,735	5,136	23,646	18,403
Income tax provision	958	726	3,896	4,092
Net income	$5,777	$4,410	$19,750	$14,311

Net income per share outstanding	$0.78	$0.60	$2.66	$1.95
Net income per diluted share outstanding	$0.77	$0.59	$2.63	$1.93

Weighted average shares outstanding	7,439	7,376	7,424	7,347
Weighted average diluted shares outstanding	7,545	7,464	7,516	7,430

Consolidated Condensed Balance Sheets
(in thousands, unaudited)

	December 31,	December 31,
	2019	2018
Assets:
Cash	$3,743	$3,238
Receivables	28,648	28,321
Inventories	18,276	19,576
Other current assets	2,583	4,491
Net property, plant, and equipment	56,739	57,667
Goodwill	51,838	51,838
Intangible assets, net	20,975	22,232
Other assets	5,956	2,235
Total assets	$188,758	$189,598
Liabilities and equity:
Current installments of long-term debt	$-	$2,857
Accounts payable	4,577	6,836
Other current liabilities	11,731	10,965
Long-term debt, excluding current installments	-	22,286
Other liabilities	10,459	6,197
Total liabilities	26,767	49,141
Total equity	161,991	140,457
Total liabilities and stockholders' equity	$188,758	$189,598

Contact: Ron Lataille
978-234-0926